Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (File Number 333-154712) on Form S-8 of Touchmark Bancshares, Inc. of our report dated March 30, 2012 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Touchmark Bancshares, Inc. for the year ended December 31, 2011.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 30, 2012